Exhibit 99.1

JDS Uniphase Conference Call Script -- 10/25/01

JOZEF

Welcome to all of you on this call. I am joined by Greg Dougherty, our Chief Operating Officer, and Tony Muller, our Chief Financial Officer. This afternoon we would like to discuss with you our first quarter results, report to you on the progress of our Global Realignment Program and offer our perspective on our markets. We have made considerable progress in reengineering our company to be a better partner for our customers now and in the future as the market returns to growth. I believe that you will share my enthusiasm for how this positions us going forward. I believe the long-term opportunities in fiberoptics are very much intact and we are excited about JDS Uniphase's prospects. Now let me ask Tony to review the safe harbor statement and then Greg and I will provide a market and business report before Tony covers the financials.

TONY

FORWARD LOOKING LANGUAGE

We would like to advise you that our report and the discussions we will have today include "forward looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements we make, other than those dealing specifically with historical matters (that is our historical financial results and any statements we make about the conduct of our business, operations and finances up to this moment). Our forward looking statements include any information we provide on future business operations and guidance regarding the future financial performance of the Company and any information regarding the likelihood, timing, cost and any benefits of the business restructuring activities we discuss today. All forward looking statements mentioned are subject to risks and uncertainties that could cause the actual results to differ, possibly materially, from those projected in the forward looking statements. Some, but not all, of these risks and uncertainties are discussed from time to time in the press releases and securities filings of the company with the SEC, particularly the "Risk Factor" section of our Form 10-K filed for the fiscal year ended June 30, 2001.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JOZEF

Thank you Tony.

  Our revenue in the first quarter was $329 million, down 45% sequentially. While we believe that sequential declines of this magnitude are behind us, we have not yet returned to growth. To ensure our profitability at lower revenue levels, we are completing our Global Realignment Program as scheduled. We have already reduced annual costs by over $600 million through the closure of seventeen sites and a reduction in employment to just under 13,000. We now believe that we will meet the cost goals of our Global Realignment Program by the end of our March quarter.
  What is most compelling is the story behind these numbers. Importantly, we believe we have demonstrated the agility to respond quickly in a dramatically changing environment. In the eight months from May, when we undertook the Global Realignment Program, to December, the end of our second quarter, we will have significantly re-engineered JDS Uniphase. We believe that these efforts, combined with our ongoing strategic initiatives, position our company to offer unsurpassed product breadth, technological innovation, competitive cost, and responsive, effective manufacturing capability.
  Our customer breadth attests to our leadership as major and emerging systems manufacturers throughout the world look to JDS Uniphase as a partner. We are staying very close to our customers in the current environment and I would like to share with you how we are working with them today.
  Our customers are predominantly focused on developing new systems that dramatically lower network costs for the carriers. Our role in this is several-fold.
  First, we are enhancing our systems knowledge to increase our collaborative engineering with our customers. They are asking us to play a larger role in their new system development by getting involved in the early stages and defining how system performance can be optimized using our component and module products and resources. This work helps lower our customers' engineering costs and improves system performance.
  Second, we are designing products with a lower cost of ownership. Specifically module-level products that consume less power, have a smaller footprint and offer more intelligence.
  Third, we are taking significant costs out of our own operations to offer lower pricing on components and modules.
  Current business conditions reflect our customers' desire to carry less inventory. Most orders today require quick delivery to meet our customers' timeline for system deployment. The other type of product order we are receiving is for new designs. We are not yet seeing regular production orders that indicate customer interest in replenishing inventory.
  To meet shorter lead times and rapidly changing volume requirements, we have reduced the number of manufacturing plants, transferred labor-intensive products to lower labor cost markets and improved efficiencies at our facilities. All of our planning is now being done without assuming any overtime, giving our customers a comfort level that we can add surge capacity with minimal advance notice when business requirements increase.
  Additionally, we recently announced an automation development alliance with Adept Technology to develop best in class solutions for component and module manufacturing processes. Our long-term goal is to improve the manufacturability of optical components and modules using automated solutions wherever possible. Importantly, automated manufacturability is a critical component of our new product development process. By working with a leading-edge automation company such as Adept, we believe we are enhancing our ability to optimize the manufacture of the new products in our pipeline.
  We do expect component prices to continue declining as they always have in the past, and we have taken aggressive steps to reduce our costs. In addition to lowering our own costs, we are also structuring our customer contracts as portfolios. We believe we can provide a higher share of customers' volume needs, a broader range of their component requirements across the system, the benefits of a single source of a broad range of products, and the value of added functionality in advanced modules.
  Our design win activity remains strong and we continue to make appropriate investments in R&D as we expand our product portfolio in modules and subsystems.
  Research and development is one of JDS Uniphase's strongest attributes and we recently conducted an intensive company-wide R&D review to sharpen our focus and strengthen our investments in the development of next-generation products with more value and intelligence for our customers. We are making considerable investments in more integrated modules and platforms with higher performance, greater complexity, smaller footprints and lower cost.
  Finally, we are left with the question, "Where is the bottom?" We still cannot predict a bottom with utmost confidence although cancellations of customer orders have declined significantly. We do not believe that September was the bottom, but December or March may be. We recognize that carrier capital spending is forecasted to decline, but given our discussions with customers regarding their plans for new product launches and continued inventory reductions, we believe that December or March can represent the low point of the industry downturn. Of course, as our lawyers remind us, we cannot assure you that this will be the case.
  What we strongly believe is that fiberoptics is still a nascent industry with considerable growth potential as optical systems penetrate further into the telecommunications network. Every day I hear about applications consumers can look forward to once the bandwidth is available. From Internet games to home movies to networked appliances there are abundant opportunities requiring high bandwidth delivery in the future. Not to mention the business world that has become considerably more Internet intensive.
  JDS Uniphase adapts as the industry travels through its various phases and we intend to differentiate ourselves by offering customers technological innovation, flexibility, longevity of supply and partnership. We have not lost focus of the promising future of fiber optics and we are working today to provide the bandwidth solutions for tomorrow.
  Greg.

GREG

Thank you Jozef.

  I would like to take the next few moments to provide you with a status report on our global realignment program and also give you an update on other activities that we are now embarking on.
  We have made a tremendous amount of progress on our Global Realignment Program over the past three months. I am pleased to say that the majority of the necessary actions have been taken and that we have detailed plans for all future steps. Our people have worked very hard to complete our realignment ahead of schedule and Jozef and I are both very appreciative.
  Let me summarize what we have accomplished to date:
  We have completed our plans for the Global Realignment Program and are well on track to meeting them. Excluding one-time charges and reserve additions we met our margin and expense targets in the first quarter. As we mentioned on last quarter's call we believe the Global Realignment Program will result in a cost structure that will result in a breakeven pro forma operating income at a quarterly revenue level of $350 million or less. We expect to be at this cost structure by the end of March, and we expect to realize its full financial benefits in the fourth quarter.
  Regarding our facilities, the program was designed to retain our global presence with a much more manageable number of locations. We have reduced our number of sites from 41 to 24, resulting in a reduction of 2 million square feet. Our sites will now be distributed as follows: 2 in Canada, 2 in California, 12 in the Eastern US, 4 in Europe, 1 in Australia, 3 in China.
  We have reduced our employment from 29,000 to fewer than 13,000 and we will not stop looking for additional opportunities to improve efficiency and lower costs. The employment reductions have been very difficult for all of us at JDS Uniphase and we were quite saddened by seeing so many people leave JDS Uniphase.
  We have also completed a reorganization of the company's operating units. We have organized our Business Groups around platforms and applications. We believe that this alignment will allow us to be quicker and more agile in developing new modules with higher levels of integration and functionality. This structure is also providing greater focus and assisting in our cost savings.
  We now have two major Divisions: Transmission and Network Components and Thin Film Products and Instrumentation. These Divisions are made up of 6 Business Groups.
    Our Transmission and Network Components Division is made up of the following groups:
      Wavelength Routing, which includes our DWDM multiplexers/demultiplexers, MEMS, switches, wave guides, circulators and tunable components and modules such as Tunable filters, gain equalizers and dispersion compensators.
      Amplification, which includes Erbium doped and Raman Amplifiers, Passive Amplifier Components, Optical Performance Monitors, and Polarization Mode Compensators.
      Transmission Subsystems, which includes our lines of transceivers and transponders, high-speed circuits and our CATV product lines.
      Active Components, which includes all products based on our semiconductor device platforms, such as high-speed modulators, 980 and 14XX pump lasers, photodetectors and source lasers.
    Our Thin Film Products and Instrumentation Division includes our optical coating, instrumentation and non-telecom businesses.
  We are pleased that we can soon begin to put the restructuring behind us and move forward with renewed energy to drive JDS Uniphase to the next level. We believe we are taking meaningful steps to improve our manufacturing execution, our technology and our customer satisfaction, while continuing to ensure that JDS Uniphase is a great company to work for.
  As we mentioned on our last conference call, we are working towards a one-company model for JDS Uniphase. In fact, we are ahead of several of our plans. Our centralized customer service organization is largely in place. We believe this organization is providing our customers with a much higher level of service and responsiveness. We continue to make significant progress on the centralization of our general accounting functions as well. We are able to do this in part because of the investments we have made in our IT infrastructure.
  We have launched several new operations initiatives led by our Operations Strategy Group with participation from each of our Business Groups. The purpose of these key initiatives is to establish a set of standard best practices to be used across the company. Key initiatives include the establishment of our balanced scorecard, the establishment of an outsourcing team and automation.
  Our balanced scorecard is a tool to foster continuous improvement by identifying, measuring and developing improvement plans for 20 key metrics that capture all facets of a business. The metrics span financial performance, customer satisfaction (including delivery performance and cycle time), quality (in particular yield improvements), new product introduction and people satisfaction. We are currently standardizing on a common language, and determining how we measure performance and developing target performance levels. The balanced scorecard is instrumental in establishing corporate wide improvements and standardization.
  On outsourcing, as you know we have been moving significant passive component manufacturing to our China operations. Our transfers have been going very well and for the most part are ahead of schedule. In addition to our China operations, we already use numerous contract manufacturers. We have chartered a team to develop a more integrated, one-company outsourcing strategy which will extend our product cost leadership and provide surge capacity for our customers by focusing on establishing strategic partnerships for our further outsourcing expansions and extensions.
  Regarding our automation strategy, as you know we have a centralized automation team led by our Optical Process Automation team. As part of the strategic development and supply agreement with Adept Technology, we will invest $25 million in Adept convertible preferred stock and move forward with joint development of best in class solutions for component and module manufacturing processes based on the complementary skills found at OPA and Adept. Independently, we are in the process of prioritizing our automation activities and aligning them at the front end of our design process. In the product design phase we are emphasizing a focus on the use of platforms as building blocks and the re-use of existing automation platforms.
  Finally let me discuss research and development. Our systems customers are telling us that they need to provide more cost-effective solutions to their carrier customers and our R&D programming is targeted to help them do just that. We are placing a tremendous amount of energy to better understand our customers network architecture needs. We have already engaged with several key customers to assist in developing the lowest cost architectures for both metro and long haul networks. To facilitate this growing engagement with our customers at the network architecture level, we are continuing to invest heavily in our network test bed group. Some of the specific products that we are working on are:
  Transmission Products
    Modulators, Receivers, Transceiver and transponder products at 10 and 40 GBPS
    Smaller footprint and lower power transponder modules for intermediate and short reach applications
    Mini lithium niobate modulators for smaller, lower cost applications
    Power efficient, high speed drivers
    Higher sensitivity receivers
  Erbium doped amplifiers
    Fast transient response times
    Standard specification, lower cost amplifiers
    Digital interfaces
    Integrated Raman/erbium doped amplifiers
  Amplifier components
    Higher power and uncooled 980 pump lasers
    14xx high power pump laser for Raman amplification
    Laser welded platforms for passive components for higher power amplifiers and pump combiners
    Multi-function integrated hybrid passive devices for smaller size amplifiers
  Network flexibility modules
    Tunable dispersion compensation modules
    Tunable gain equalization modules
    Polarization mode dispersion compensators.
    Wavelength switching modules.
    Integrated MEMs variable optical attenuators with tunable filter modules
    Tunable lasers
    Add/drop multiplexer technologies for 100, 50 and 25 GHz channel spacing
  Innovation and close collaboration with our customers to meet their current and future needs have been the key ingredients in the success of JDS Uniphase. We intend to continue investing aggressively in our R&D programs to maintain our technology and market leadership positions. To demonstrate that commitment to our customers, over the next few quarters we expect R&D expenditures to be slightly above 15% of sales.
  In summary, we are proud of what we have accomplished over the past three months. I am particularly impressed by the level of cooperation that I have seen across the company as we have pulled together this new organization. We are confident that we are emerging as a stronger, more focused company, with a very broad product portfolio and an all-star team.
  Jozef.

JOZEF

Thank you Greg. Now Tony will take you through the first quarter and additional guidance for future periods.

TONY

Numbers for the Quarter
  Let me first give you the financial highlights for the quarter.
      Sales of $329 million in the quarter were down 45% from the fourth quarter. As Jozef mentioned, we believe the steep slope of declining revenue is largely behind us and we are beginning to see signs of stabilization.
      Global Realignment Program charges were $278 million in the quarter.
      Pro forma gross margin reflected the costs of the global realignment program, the write down of $62 million in inventory, largely for products becoming obsolete with our new product introductions, and higher warranty reserves.
      Our financial condition remains extremely strong. Cash remained unchanged at $1.6 billion, although cash and short term investments, which include equity securities, declined slightly because of lower equity market prices for some of the shares we hold. We generated $66 million in cash flow from operations.
  These results demonstrate how quickly JDS Uniphase was able to react to the changing environment and cut costs as necessary. We have remained cash flow positive despite significant sales declines. More importantly, our operating leverage has improved significantly through the elimination of redundancies, tighter integration across the company, continued improvement in manufacturing efficiencies and the ongoing transfer of products to lower cost labor markets. We expect to have most of the Global Realignment Program costs behind us by the end of December.

Looking at the quarter in more detail let me start with the Global Realignment Program.

  The total cost of this program is still estimated to be $900-950 million of which approximately $800 million was incurred through the end of the first quarter. In the first quarter we incurred charges of $278 million, of which $243 million was reported as restructuring, $26 million was charged to cost of goods, and $9 million was charged to operating expenses. Included in the costs of the Global Realignment Program are charges for obsolete inventory write downs related to product platform consolidation, accelerated depreciation, and moving and employee costs related to the phasing out of certain facilities and equipment.
  To date the program has reduced our annual expenses by over $600 million from the levels experienced at the commencement of the Global Realignment Program. By the end of our fourth quarter, the program is expected to reduce annual expenses by $800 million through reductions in manufacturing capacity, employment reductions, product rationalization, and decreased discretionary spending. This is higher than our original plan that estimated annual savings of $700 million.
  The Global Realignment Program has largely proceeded ahead of plan. Our current employment level of fewer than 13,000 was originally targeted for December and we are in the final stages of shutting down the facilities identified for closure. Thanks to the dedication and hard work of our team we are putting the restructuring behind us and focusing all of our energy on building a better partner for our customers.
  Let me provide additional detail on our operating results.
        Alcatel was our only ten per cent customer for the quarter
        We have revised our segment reporting to reflect our changed organization to (i) Transmission and Network Components and (ii) Thin Film Products and Instrumentation, as Greg discussed earlier.
        Transmission and Network Components totaled $243 million in revenue, or 74% of total sales.
        Thin Film Products and Instrumentation accounted for $84 million in revenue, or 26% of total sales.
        Our book-to-bill ratio was below one for the quarter because of the continuing downturn. And as reported in our Annual Report on Form 10-K, we did experience additional cancellations in the September quarter.
        We incurred charges of approximately $62 million for the write-down of excess and obsolete inventory, largely charges for inventory being rendered obsolete by our new product programs.
        We also incurred higher warranty costs during the quarter.
  R&D (pro forma)
  Excluding a small amount of charges reported under the Global Realignment Program, R&D was approximately $64 million or 19.4% of sales for the quarter, down 25% from the fourth quarter. We expect to spend over 15% of sales over the remainder of fiscal 2002 on research and development.
  SG&A (pro forma)
  SG&A expenses, excluding Global Realignment Program charges, were $87 million or 26.4% of sales for the quarter. SG&A expenses were down 39% sequentially.
  Interest and other income were $15 million for the quarter.
  Our pro forma loss was $260 million or $0.20 per share for the first quarter. These results reflect the costs of the Global Realignment Program and charges for the write-down of excess inventory and exclude the costs we have historically excluded, primarily those related to merger and acquisition charges.
  Please note that analyst estimates for the September quarter typically exclude the costs associated with the JDS Uniphase Global Realignment Program. The pro forma amounts shown above do not exclude such costs. Please remember this information if you are comparing results for the quarter to First Call or I/B/E/S consensus analyst estimates of a loss of $.03 per share for the quarter.
  For the first quarter shares were 1.32 billion.

Balance Sheet

I am pleased to report that our financial strength continued to improve in the first quarter.

  We generated $66 million in cash from operations during the quarter despite the sales decline.
  Capital spending for the first quarter was $56 million which was below deprectiation. We expect capital spending for the entire year to be just over $200 million.
  The Global Realignment Program used approximately $50 million in cash during the first quarter and this amount was reflected in net cash generated during the quarter. To date, the Global Realignment Program has used $81 million in cash and we expect an additional cash outlay of approximately $200 million over future quarters.
  DSAR were 72 days for the quarter. This was the same as the fourth quarter.
  Inventory turns for the quarter were 5.7, but really are not meaningful because of the large inventory provisions we have taken in Q4 and Q1.
  We held $1.8 billion in cash and marketable securities at the end of the quarter, of which $1.6 billion was cash, money market and other highly liquid fixed income securities.
  We are shedding underutilized assets, reducing our capital spending and we have installed the tools necessary to drive improved asset turnover. We are working hard to remain an industry leader in financial strength as well as the other elements of our business.

Intangible Assets

  As listeners on this call are aware, JDS Uniphase has been evaluating the carrying value of certain long-lived assets, consisting primarily of goodwill, pursuant to Generally Accepted Accounting Principles (GAAP). Base on this assessment we did not record a reduction in the carrying value of the Company's assets at September 29, 2001. The Company did record a $42 million reduction in purchased intangibles pursuant to actions taken under the Global Realignment Program in addition to amortization for the period.

Guidance

  We are still in a downturn, although the rate of descent has moderated and we believe we can see the early signs of stabilization. The Company anticipates sales for the second quarter will be approximately ten to fifteen per cent below the first quarter as the downturn in the Company's markets continues. We are not providing guidance for subsequent periods. At the sales level projected for the second quarter we expect pro forma gross margins will be in the range of 32% to 34% of sales because of low capacity utilization and the effects of operating leverage and we expect to report a pro forma loss of $0.01 to $0.02 for the period, excluding charges under the Global Realignment Program.

  Jozef..

JOZEF

  Thank you Tony. I would like to thank all of our employees who have performed so admirably during this difficult time. We all look forward to a renewed focus on building our company without the difficult task of having to ask some of our colleagues to leave.
  In closing, let me say that I am energized by the level of collaborative engineering occurring between ourselves and our customers on next generation systems. We believe the value that these next generation systems can provide to service providers in terms of cost savings and new service offerings is compelling and we believe that the carriers will recognize this. The penetration of broadband to the end consumer remains a very low absolute number and that translates into considerable opportunity for the entire telecommunications industry. We are optimistic about the long-term prospects of our company and our industry. With our dramatic restructuring, new product pipeline, and strong balance sheet, I am confident that the team and structure we have in place today is well suited to keep JDS Uniphase at the forefront of optical component and module technology.
  We can now open the call to questions.